Exhibit 4.3

Execution Copy

PHIBRO ANIMAL HEALTH CORPORATION,

THE GUARANTORS
named herein

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

_________________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 25, 2011

_________________________

9¼% Senior Notes due 2018

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 25, 2011, among Phibro Animal Health Corporation (the “Issuer”), each of the Guarantors named herein, as Guarantors, and HSBC Bank USA, National Association, as Trustee (the “Trustee”). All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture (as defined herein).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Indenture, dated as of July 9, 2010 (as such may be amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee, the Issuer issued its 9¼% Senior Notes due 2018 (the “Notes”) in the aggregate principal amount $275,000,000; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Issuer when authorized by resolution of its Board of Directors, and the Trustee, together, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), are authorized to amend or supplement the Indenture as set forth in this First Supplemental Indenture; and

WHEREAS, the Issuer and the Trustee desire and have agreed to execute and deliver this First Supplemental Indenture as herein provided and all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties; and

WHEREAS, the Issuer has solicited consents of the holders of the Notes to certain amendments (the “Proposed Amendments”) to the Indenture which require the Requisite Consents in order to effect; and

WHEREAS, the Issuer has received the Requisite Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, the Issuer has been authorized by its Board of Directors to enter into this First Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders as follows:

1.	The Indenture is hereby amended as set forth below in this Section 1:

(a)           The paragraph defining “Permitted Indebtedness” in Section 4.06 of the Indenture is hereby amended as indicated below:

(i)	Clause (1) is hereby amended by adding “and under clause (15) below” after the “Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities” so that clause (1) reads in its entirety as follows:

“(1)	Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities and under clause (15) below in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100.0 million less, to the extent a permanent repayment and/or commitment reduction is required under a Credit Facility as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with Section 4.09 and (y) the sum of (i) 85% of the book value of the accounts receivable of the Issuer and the Restricted Subsidiaries plus (ii) 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, in each case, calculated on a consolidated basis and in accordance with GAAP;”

(ii)	Clause (13) is amended to strike the word “and” from the end of such clause.

(iii)	The following new clause (15) is hereby added after clause (14) and the period at the end of clause (14) is hereby changed to “; and”:

“(15)	Additional Notes up to an aggregate principal amount of $25.0 million, and the Note Guarantees in respect thereof.”

(iv)	Clause (10) is amended in its entirety to read as follows, to reflect the addition of such clause (15):

“(10)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above, or this clause (10) or clause (15) below;”

(b)           Both references to “clauses (1) through (14)” in the last paragraph of Section 4.06 are hereby changed to “clauses (1) through (15)”.

2.             Notation of Notes.  The Issuer and the Guarantors agree that the Trustee is permitted, and each of them hereby authorizes the Trustee, to place a notation about this First Supplemental Indenture on the Notes in accordance with the provisions of Section 8.05 of the Indenture.

3.             Acceptance by Trustee.  The Trustee accepts this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and conditions defining and limiting the liabilities and responsibilities of the Trustee, which terms and conditions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust

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4.             Supplemental Indenture Part of Indenture;  Ratification of Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof. Except as otherwise expressly provided for in this First Supplemental Indenture, all of the terms and conditions of the Indenture are hereby ratified and shall remain unchanged and continue in full force and effect.

5.             Trustee Makes No Representation The recitals contained in this First Supplemental Indenture shall be taken as the statements made solely by the Issuer and the Guarantors and the Trustee shall have no liability or responsibility for their correctness, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Issuers and the Guarantors or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

6.             Conflict with Trust Indenture Act.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

7.             Successors.  All agreements of the Issuer in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this First Supplemental Indenture shall bind its successors, except as otherwise provided in Section 11.11 of the Indenture.

8.             Effective Date.  This First Supplemental Indenture shall become effective upon the execution and delivery hereof by the Issuer, the Guarantors and the Trustee.

9.             Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK.

10.           Counterparts.  The parties hereto may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

11.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date and year first written above.

Issuer:

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ David C. Storbeck
Name: David C. Storbeck
Title: Vice President

Guarantors:

PRINCE AGRI PRODUCTS, INC.
PHIBROCHEM, INC.
PHIBRO ANIMAL HEALTH HOLDINGS, INC.
PHIBRO CHEMICALS, INC.
WESTERN MAGNESIUM CORP.
C.P. CHEMICALS, INC.
PHILIPP BROTHERS CHEMICALS, INC.
PHIBROWOOD, LLC
PHIBRO-TECH, INC.
FIRST DICE ROAD COMPANY, A CALIFORNIA LIMITED
PARTNERSHIP
By: WESTERN MAGNESIUM CORP.,
Its General Partner

By:	/s/ David C. Storbeck
Name: David C. Storbeck
Title: Vice President

Signature Page to First Supplemental Indenture S-1

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Herawattee Alli
Name: Herawattee Alli
Title: Vice President

Signature Page to First Supplemental Indenture S-2